EXHIBIT 99.4n


                         NORTHERN LIFE INSURANCE COMPANY
                               A ReliaStar Company
                 P.O. Box 12530, Seattle, Washington 98111-4530

Form No. 03109 2-99

This Endorsement is part of your Contract. The provisions of this Endorsement supersede any conflicting provisions in your Contract or in any prior endorsements.

"We" are the Northern Life Insurance Company. "You" are the Owner of the Contract according to our records. "IRC" means the Internal Revenue Code of 1986, as amended from time to time. "IRS" means the Internal Revenue Service.

The following is added to the Contract.

         We will waive the Withdrawal Charge on full and partial withdrawals you request anytime while this Contract is in force if:

         1.       The Annuitant separates from service with You; or

         2.       The Annuitant dies; or

         3. The Annuitant becomes permanently and totally disabled as defined in IRC Section 22(e)(3); or

         4. The Annuitant demonstrates a financial hardship, as defined in IRC Section 457(d)(1)(iii) and Treasury Regulations thereunder; or

         5. Minimum distributions from the Contract must be made as required by IRC Section 457(d)(2).

Withdrawals requested under this Endorsement because of the death of the Annuitant will be paid to the Beneficiary(ies) designated in the Contract, or if none, to the Annuitant's estate. All other withdrawals requested under this Endorsement will be paid to the Annuitant.

We reserve the right to receive written proof from You that the requirements for waiver of the Withdrawal Charge are met before we waive such charge.

Total or partial withdrawals may be subject to income taxes and a 10% tax penalty. You should consult your tax advisor before making a withdrawal.

Notwithstanding anything else in your Contract, the provisions of this Endorsement are controlling.

The Effective Date of this Endorsement is the Issue Date of this Contract.


/s/ Michael J. Dubes                    /s/ Susan M. Bergen
President                               Secretary